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                                                     Exhibit 99.1

                                  [LETTERHEAD]
CORPORATE NEWS

Contact: Marc Grossman
         Corporate Affairs
         310-205-4030


                BARRON HILTON FILES INTENTION TO SELL UP TO
                      24,000,000 SHARES HELD IN TRUST


     BEVERLY HILLS, Calif., April 2, 1998 -- Hilton Hotels Corporation

(NYSE:HLT) announced today that it has filed a Form S-3 Registration Statement with the Securities and Exchange Commission whereby company chairman Barron

Hilton may sell up to 24,000,000 shares of Hilton common stock held in a charitable remainder unitrust, of which Mr. Hilton is sole trustee.

     The 24,000,000 shares represent the entire holdings of the Trust. In addition, Mr. Hilton owns personally 22,946,838 shares of common stock (or approximately 9.3 percent of shares outstanding), and Mr. Hilton's 13D filing states that he does not intend to dispose of any of his personal holdings.

The Conrad N. Hilton Foundation, of which Mr. Hilton is a director, owns another 16,498,736 shares of Hilton common stock, or 6.7 percent of shares outstanding.


                                   -more-

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Hilton
April 2, 1998
2-2-2-2


     According to Mr. Hilton's 13D filing, "In deciding to sell the shares of common stock held by the Trust, Barron Hilton has concluded that it would be prudent as Trust fiduciary to diversify the assets of the Trust well in advance of their distribution to the Foundation so that the ultimate distribution to the Foundation would not cause further concentration of the

Foundation's holdings of common stock."

     Mr. Hilton stated, "The primary purpose of my taking this action is to assist the Trust in diversifying its holdings, and it should be viewed exclusively in that context. It is important to keep in mind that I am retaining my significant personal holdings in Hilton Hotels Corporation, and am doing so because of the great confidence I have in the company's future.

     "When I relinquished the CEO title just over two years ago, I said that

I was effectively retiring from day-to-day operations of the company, and placed great faith in the ability of Steve Bollenbach and his team to lead our company into the future," Mr. Hilton added. "The exciting growth we have achieved over the last two years has only reaffirmed my decision. More importantly, I am more convinced than ever that our future is bright and I remain supremely confident in our management's commitment to maximizing shareholder value."


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